Exhibit 10.1

CONSULTING AGREEMENT

AGREEMENT, made effective June 1, 2025 by and between Range Capital Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“Company”), and Kujo Capital, [, a Wyoming LLC (“Consultant”). The Company and the Consultant are referred to herein collectively as the “Parties,” and individually, each as a “Party.” Unless the context otherwise requires, references to the “Company” shall be deemed to refer to the Company (as defined below).

WHEREAS, the Company desires to retain the Consultant for consulting services, on a non- exclusive basis, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:

WITNESSETH

NOW THEREFORE, the Company hereby engages the Consultant, and the Consultant hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. The Parties agree as follows:

1.

Initial Term: This Agreement shall commence on June 1, 2025 and continue until December 31st, 2025, unless earlier terminated in accordance with Section 7 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

2.

Nature of Services: The Consultant shall render to the Company the services set forth on Schedule I attached hereto (the “Services”) during the Term (it being understood and agreed that the Consultant is free to tender the same or similar services to any other entity selected by it), it being understood and agreed that the Services will be provided by Al Kucharchuk (the “Principal”) unless otherwise agreed by the Company. The Company shall not control the manner or means by which the Consultant or its personnel performs the Services.

3.

Responsibilities of the Company: The Company shall provide the Consultant with access to all of the Company’s materials, information and systems in a timely manner to the extent necessary to perform the Services. In addition, financial officers and directors of the Company shall make themselves available for personal consultations with the Consultant, subject to reasonable prior notice, pursuant to the request of the Consultant.

4.

Representations of the Consultant: The Consultant hereby represents to the Company that it and the Principal (i) is under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent it or him from providing consulting services to the Company or that would adversely impact it or his ability to perform the expected services for the Company; (ii) all Services shall be Consultant’s original work and none of the Services will infringe, misappropriate or violate any intellectual property or other right of any person or entity; (iii) shall perform all Services hereunder in a competent and professional manner and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; (iv) agrees to abide by and comply with all requests from the Company with respect to the performance of the Services hereunder; and (v) agrees to comply with all applicable laws, regulations and rules which may be in effect during the term of this Agreement as it concerns the subject matter of this Agreement.

5.

Compensation: As full compensation for the Services, and other services which may be provided to the Company from time to time during the Term upon agreement of the Parties, the Parties mutually agree that the Consultant will be entitled to a monthly fee of a $7500 retainer paid on the 1st of every month (beginning June 1st 2025).

6.

Expenses: The Company shall also reimburse the Consultant for actual out-of-pocket and reasonably documented expenses including, but not limited to, facsimile, postage, printing, photocopying, meals and entertainment, incurred by the Consultant with the prior consent of the Company and in connection with the performance by the Consultant of his duties hereunder. The Company shall also reimburse the Consultant for the costs of all travel and related expenses incurred by the Consultant in connection with the performance of his services hereunder, provided that all such costs and expenses have been authorized, in advance, by the Company, and the Consultant shall not expend more than $100.00 for expenses without the prior written approval of the Company, which may be in the form of an email.

7.

Termination: Either Party may terminate the agreement at any time upon 30 calendar days’ advance written notice to the other Party. The Company shall pay the Consultant on a pro-rata basis any Fees then due and payable for any Services completed up to and including the effective date of such termination. Upon termination of the Term for any reason, the Consultant shall return immediately to the Company all documents, property, and other records of the Company, and all copies thereof, within the Consultant’s possession, custody or control. If either Party breaches a material provision of this Agreement, the other party may terminate this Agreement upon five (5) days’ notice, unless the breach is cured within the notice period.

8.

Indemnification: Subject to Section 18 hereof, the Parties shall defend, indemnify, and hold each other and their respective affiliates, and their respective officers, director, employees, agents and controlling persons (the Parties and each such other persons and entities being an “Indemnified Party” for the purposes of this section) harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees and costs) incurred by the Indemnified Party as a result of any claim, judgment or proceeding against the Indemnified Party arising out of: (a) the other Party’s breach of any representation, warranty or obligation under this Agreement; and (b) bodily injury, death of any person or damage to real or tangible, personal property resulting from the other Party’s acts or omissions; provided that, the other Party shall not be liable for any of the foregoing to the extent arising from gross negligence or willful misconduct on the part of the Indemnified Party. The Indemnified Party shall promptly notify the Party from which it is seeking indemnification, in writing, of any such loss, claim, damage or liability as it is incurred and provide such Party with the opportunity to defend against or settle such matter with counsel of its choice. Any Party against whom indemnification may be sought shall not be liable to indemnify or provide contribution for any settlement effected without such Party’s prior written consent. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to the Consultant.

9.

Relationship of the Parties: The Consultant an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between the Consultant (or the Principal) and the Company for any purpose. The Consultant is solely responsible for all taxes, withholdings and other statutory, regulatory or contractual obligations of any sort relating to its compensation hereunder (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage and income taxes), and neither the Consultant nor the Principal is entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs of the Company. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.

10.	Ownership Rights; Proprietary Information; Publicity.

a.

The Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to the Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints the Company as its agents and attorneys- in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

b.

Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to the Company or the business or demonstrably anticipated business of the Company or in connection with the Services or that are received by or for the Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by the Company, Consultant will promptly provide to the Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c.

As additional protection for Proprietary Information, to the extent permitted under applicable law, Consultant agrees that during the period over which it is to be providing the Services (i) and for one (1) year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of the Company to leave the Company for any reason and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

d.

To the extent allowed by law, this section and any license granted the Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, the Company may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratifications and consents from time to time as requested by the Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for the Company’s exclusive benefit.

e.

If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

11.

Injunctive Relief: Any breach of Section 10 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

12.

Defend Trade Secrets Act of 2016; Other Notices: Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant further understands that nothing contained in this Agreement limits Consultant’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

13.

Notices: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

Range Capital Acquisition Corp.	KUJO Capital:

Attn: Tim Rotolo	Attn: Correspondence
44 Main Street	549 Millgate Pl.
Cold Spring Harbor NY 11724	Baton Rouge, LA, 70808

14. Complete Agreement: This Agreement contains the entire Agreement between the Parties with respect to the contents hereof, and supersedes all prior and contemporaneous agreements and understandings between the Parties with the respect to such matters, whether written or oral. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party, and any of the terms thereof may be waived, only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.

15. Counterparts: This Agreement may be executed in two or more counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which shall constitute one Agreement.

16. Survival: Any termination of this Agreement shall not, however, affect the on-going provisions of this Agreement which shall survive such termination in accordance with their terms.

17. Severability: Whenever possible, each provision of Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

18. Trust Account Waiver: Notwithstanding anything in this Agreement to the contrary, the Consultant acknowledges and agrees that it shall not make any claims or proceed against the trust account (the “Trust Account”) established by the Company in connection with its initial public offering, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Consultant has a claim against the Company under this Agreement, the Consultant will pursue such claim solely against the Company and assets held outside of the Trust Account, and not against the property held in the Trust Account

19. Miscellaneous:

a.

The Parties hereby agree to submit any controversy or claim arising out of or relating to this Agreement to final binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and further agree that immediately after the filing of a claim as provided herein they shall in good faith attempt mediation in accordance with the AAA Commercial Mediation Rules; provided, however, that the proposed mediation shall not interfere with or in any way impede the progress of arbitration. The Parties also agree that (i) the AAA Optional Rules for Emergency Measures of Protection shall apply to any proceedings initiated hereunder; (ii) the arbitrator shall be authorized and empowered to grant any remedy or relief, which the arbitrator deems just and equitable in nature, including, but not limited to, specific performance, injunction, declaratory judgment and other forms of provisional relief in addition to a monetary award; (iii) the arbitrator may make any other decisions including interim, interlocutory or partial findings, orders and awards to the full extent provided in Rule 45 of the Commercial Arbitration Rules; and (iv) the arbitrator shall be empowered and authorized to award attorneys’ fees to the prevailing Party in accordance with Rule 45.

b. This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any provision of law or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Louisiana. Any arbitration or mediation inherited by the Parties as provided herein shall be filed and maintained exclusively with the American Arbitration Association’s offices located in the state of Delaware and the Parties further agree that the provisions of Section 16(c), may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to and award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

Agreed and accepted by and between:

Agreed and Accepted:

Range Capital Acquisition Corp.	Kujo Capital

By: /s/ Tim Rotolo	By: Al Kucharchuk
Name: Tim Rotolo	Name: Al Kucharchuk
Title: CEO	Title: Managing Director
Date: June 13, 2025	Date: June 13, 2025

Schedule I

Scope of Work:

Consultant shall make available the services of the Principal to serve as the Chief Financial Officer of the Company during the Term. The Principal shall be appointed to serve in such capacity and shall perform all duties incident thereto (including, without limitation, signing all required certifications in such capacity in the Company’s filings with the Securities and Exchange Commission).

Reporting: to CEO/Sponsor, with dotted-line to Board Audit Committee

Purpose & Mandate

•	Lead all finance, accounting, treasury, and SEC-reporting activities for the SPAC from now through the de-SPAC transaction and 100-day post-close period

•	Serve as strategic partner to the CEO/Sponsor and Board, ensuring flawless compliance, disciplined cash management, and transaction-ready financials

Expectations

•	Regulatory compliance: every S-1 amendment, 10-Q, 10-K, 8-K, and proxy/registration statement filed on time with no material SEC comments

•	Trust stewardship: monthly reconciliations, zero unauthorized withdrawals, and active management of permitted Treasury bills/MMA to enhance yield

•	Audit readiness: year-end audited financials delivered within 30 days; no material weaknesses

•	Cost control: working-capital burn kept within ±5 % of budget

•	Seamless de-SPAC: high-quality pro-formas, financial forecasts, and PIPE/QEF support delivered per deal timetable

•	Scalable finance function: SOX-aligned policies documented and handed off (or retained, if you stay on) at close

Core Responsibilities

•	SEC & Exchange Reporting

•	Draft, review, and file all required SEC forms; primary liaison to SEC, NYSE/Nasdaq, and FINRA

•	Accounting & Controls

•	Own general ledger, month-end close, GAAP/IFRS compliance, SOX-ready controls, and PCAOB audits

•	Treasury & Trust Management

•	Monitor trust investments, roll T-bills/MMA to maximize yield, and coordinate redemptions/expense releases

•	Strategic Finance & Transaction Support

•	Build three-statement models for the SPAC and each target; lead diligence work-streams; support PIPE marketing

•	Risk Management & Compliance

•	Oversee D&O insurance, covenant compliance, insider-trading procedures, and Section 16 filings

•	Stakeholder Engagement

•	Present to Audit Committee and Board; support investor-relations messaging and redemption outreach

Key Deliverables & Deadlines

•	Quarterly 10-Qs (45 days after quarter-end)

•	FY25 year-end audit package (target 3/31/26)

•	De-SPAC pro-formas & forecasts (deal-driven, est. Q4-26)

•	Proxy/F-4/S-4 finance sections (-60 days to shareholder vote)